Exhibit 99.3

For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: Marianne Paulsen Phone 713.207.6500

For Immediate Release	Page 1 of 4
CenterPoint Energy Resources Corp. to commence exchange offer for any and all of its $762 million of 7.875 percent senior notes due 2013
Houston, TX — January 4, 2011 — CenterPoint Energy Resources Corp. (CERC), an indirect, wholly-owned subsidiary of CenterPoint Energy, Inc. (NYSE: CNP), today announced that it intends to commence an offer to certain eligible holders to exchange $762 million principal amount of its 7.875 percent Senior Notes due 2013 (2013 Notes) for a combination of its senior notes due 2021 (New Notes) and cash, the complete terms and conditions of which will be set forth in a confidential offering memorandum dated January 4, 2011, and related letter of transmittal.
The following is a brief summary of certain key elements of the planned exchange offer:
•	The exchange offer will expire at midnight, New York City time, on February 2, 2011, unless extended (the “expiration date”).

•	Eligible holders who validly tender and who do not validly withdraw 2013 notes at or prior to 5 p.m., New York City time, on January 18, 2011, unless extended (the “early participation date”), and whose tenders are accepted for exchange by CERC, will receive the “total exchange price” for each $1,000 principal amount of 2013 notes, which will be payable in the forms of consideration described below.

•	The “total exchange price” will equal the discounted value on the early settlement date of the remaining payments of principal and interest (excluding accrued and unpaid interest to but not including the early settlement date) through the maturity of the 2013 Notes calculated using the yield equal to the sum of the bid-side yield of a designated U.S. Treasury Security as of 11 a.m., New York City Time, on January 19, 2011, (the “pricing time”) plus a fixed spread.

•	The total exchange price will include a $30.00 “early participation payment” per $1,000 principal amount of 2013 notes tendered and accepted for exchange by CERC.
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•	For each $1,000 principal amount of 2013 notes tendered and accepted for exchange by CERC, the total exchange price will be payable in the following forms of consideration:
•	cash in an amount equal to 20 percent of the total exchange price, plus

•	a principal amount of New Notes equal to 80 percent of the exchange ratio multiplied by $1,000. The “exchange ratio” will be the ratio determined by dividing the total exchange price by the “new notes value”, which will equal the discounted value on the early settlement date of the remaining payments of principal and interest (excluding accrued and unpaid interest to but not including the early settlement date) through the maturity of the New Notes calculated at the pricing time using the greater of (A) the bid-side yield of a designated U.S. Treasury Security (the “reference yield”) and (B) a designated rate plus, in each case, a fixed spread.
•	Eligible holders who validly tender 2013 notes after the early participation date but at or prior to the expiration date, and whose tenders are accepted for exchange by CERC, will receive the total exchange price minus the early participation payment, determined as set forth in the offering memorandum. In such case, the early participation payment will be deducted from the cash portion of the total exchange price.

•	The New Notes are expected to constitute a further issuance of, and to form a single series with the senior notes due 2021 that CERC expects to issue for cash on January 11, 2011, pursuant to a private placement announced today (the “original 2021 notes”).

•	Interest on the New Notes will accrue from the issuance date of the original 2021 notes. Holders will not be entitled to interest accrued on the New Notes up to but not including the relevant settlement date, although the first interest payment following the settlement date will include the interest accrued during such period. Each holder whose 2013 notes are accepted for exchange by CERC will receive a cash payment (reduced as described in the following sentence) representing interest, if any that has accrued from the most recent interest payment date in respect of the 2013 notes up
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to but not including the relevant settlement date. Interest payable on the 2013 notes up to but not including the relevant settlement date will be reduced by the interest accrued on the New Notes up to but not including the relevant settlement date.

•	Tenders of 2013 notes in the exchange offer may be validly withdrawn at any time at or prior to 5 p.m., New York City time, on January 18, 2011, (the “withdrawal date”) provided that CERC may extend the early participation date without extending the withdrawal date, unless required by law. 2013 notes tendered after the early participation date may not be withdrawn, except where additional withdrawal rights are required by law (as determined by CERC in its sole discretion).

•	Consummation of the exchange offer is subject to a number of conditions, including the issuance of the original 2021 notes, that the reference yield for the New Notes as calculated in the exchange offer will be not less than a designated rate, that the New Notes issued on the early settlement date are treated as part of the same issue as the original 2021 notes for U.S. federal income tax purposes or have an aggregate principal amount of at least $250 million and the absence of certain adverse legal and market developments.

•	CERC will not receive any cash proceeds from the exchange offer.
The New Notes have not been registered under the Securities Act of 1933 or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. CERC will enter into a registration rights agreement with respect to the New Notes and the original 2021 notes.
The exchange offer is only made, and copies of the exchange offer documents will only be made available, to a holder of 2013 notes who has certified in an eligibility letter certain matters to CERC, including its status as a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933 or that it is a person other than a “U.S. person” as defined in Regulation S under the Securities Act of 1933. Once the exchange offer has been commenced, holders of 2013 notes who desire a copy of the eligibility letter may contact Global Bondholder Services Corporation toll-free at (866) 857-2200 or at (212) 430-3774 (banks and brokerage firms).
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This press release does not constitute an offer or an invitation by CERC to participate in the exchange offer in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction.
This press release includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this news release regarding timing and other aspects of the exchange offer that are not historical facts are forward-looking statements. Factors that could affect the company’s ability to commence and complete the exchange offer include general market conditions, investor acceptance of the exchange offer, the satisfaction of the conditions to the exchange offer discussed in the offering memorandum and other factors discussed in CERC’s Form 10-K for the period ended Dec. 31, 2009, CERC’s Form 10-Qs for the periods ended March 31, 2010, June 30, 2010 and Sept. 30, 2010 and its other filings with the Securities and Exchange Commission.
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